UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 6, 2014 (Date of earliest event reported)
Firsthand Technology Value Fund, Inc. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00830 (Commission File Number)	27-3008946 (IRS Employer Identification Number)

150 Almaden Blvd., Suite 1250 San Jose, CA (Address of principal executive offices)		95113 (Zip Code)
(800) 976-8776 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
On May 1, 2014, Firsthand Technology Value Fund, Inc. (the “Fund”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) to settle certain matters with Bulldog Investors, LLC and certain of its affiliates (collectively, “Bulldog”). Bulldog is currently the Fund’s largest shareholder group.

Under the terms of the Settlement Agreement, Bulldog agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors of the Fund (the “Board”), (2) withdraw its proposals regarding termination of the Fund’s Investment Management Agreement and consideration by the Board of a share repurchase program, (3) not present any proposals at the Fund’s 2014 Annual Meeting, (4) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that is voted on at the Fund’s 2014 Annual Meeting, and (5) enter into a standstill agreement in favor of the Fund as described below.

The Settlement Agreement also provides that, subject to certain specified conditions, the Fund agreed to (1) liquidate its holdings in Facebook, Inc. and Twitter, Inc. no later than September 30, 2014 and October 31, 2014, respectively, and to distribute any net realized gains from those holdings to shareholders within 60 days of completing those liquidations, (2) establish an open-market stock repurchase program during 2014 for up to $10 million worth of the Fund’s outstanding common stock during periods in which its common stock trades below net asset value, (3) commence a tender offer for at least $20 million worth of the Fund’s outstanding common stock at a price equal to 95% of net asset value to be completed no later than January 31, 2015, and (4) reimburse Bulldog for certain reasonable expenses incurred in connection with the proxy solicitation and settlement matters and provide to Bulldog an additional payment to be agreed upon by the parties.  The Fund also agreed under the Settlement Agreement not to conduct any rights or debt offering without Bulldog’s consent during a certain restricted period that is not expected to exceed 9 months from the date of the Settlement Agreement.

The Fund has not commenced the tender offer or established the stock repurchase program and the description of the tender offer and the stock repurchase program contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of the Fund. There can be no assurance that any stock repurchase program will be established or that any tender offer will be commenced or, if commenced, that it will be consummated.

Under the Settlement Agreement, the Fund and Bulldog signed mutual releases with respect to any claims that they may have had against each other.

In connection with the Settlement Agreement, the Fund also entered into a Standstill Agreement (the “Standstill Agreement”), dated May 1, 2014, with Bulldog, pursuant to which, among other things, Bulldog agreed that it (1) will not engage in any solicitation of proxies or consents with respect to the Fund or make shareholder proposals for consideration at any meeting of stockholders or take certain other actions with respect to the securities of the Fund and (2) will vote all common stock of the Fund held by it or funds or accounts over which it has voting, dispositive or investment power in accordance with the Board’s recommendation regarding the nomination or election of directors, selection of auditors, or any shareholder proposal, in each case, during the 10-year term of the Standstill Agreement.

The description of the Settlement Agreement and the Standstill Agreement contained herein is qualified in its entirety by the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Standstill Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

A copy of the Fund’s press release relating to the Settlement Agreement was previously filed as Exhibit 99.1 to the Current Report on Form 8−K filed on May 2, 2014.

This Current Report on Form 8−K is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and other related materials that will be filed with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Fund by directing a request to: Heather Hohlowski, Firsthand Technology Value Fund, Inc., 150 Almaden Blvd., Suite 1250, San Jose, California 95113, Telephone (800) 976-8776.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:

            None

(b) Pro forma financial information:

            None

(c) Shell company transactions:

            None

(d) Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Settlement Agreement, dated as of May 1, 2014, between Firsthand Technology Value Fund, Inc. and Bulldog Investors, LLC.
10.2	Standstill Agreement, dated as of May 1, 2014, between Firsthand Technology Value Fund, Inc. and Bulldog Investors, LLC.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2014	FIRSTHAND TECHNOLOGY VALUE FUND, INC.

	By:	/s/ Kevin Landis
Kevin Landis
President

Exhibit Index
Exhibit No.	Description
10.1	Settlement Agreement, dated as of May 1, 2014, between Firsthand Technology Value Fund, Inc. and Bulldog Investors, LLC.
10.2	Standstill Agreement, dated as of May 1, 2014, between Firsthand Technology Value Fund, Inc. and Bulldog Investors, LLC.